Exhibit 99.90

                                                   COMPOSITE CONFORMED COPY




                                      AGREEMENT


                   This Agreement, dated as of December 12, 1994, is

         entered into by the Parties hereto to memorialize the Parties'

         agreement to fully and finally resolve, settle and dismiss with prejudice all litigations and claims of any kind, asserted and unasserted, arising out of or related to the Transaction, as defined below, pending the execution of a final stipulation of settlement.  The Parties each acknowledge that this Agreement creates a binding settlement, subject to the contingency set forth in Paragraph VIII.


         1.   PARTIES


                   The parties to this Agreement include the named plain-

         tiffs and all the members of the putative class (the "Class

         Plaintiffs"), and the defendants (the "Defendants") in the liti-

         gations listed in Section II of this Agreement.  The Class

         Plaintiffs specifically include any and all persons or entities who held Borden, Inc. ("Borden") common stock at any time during the period September 12, 1994, through the duration of the exchange offer, as described below, and their successors in interest.  The term "Parties" is used herein to refer to the Class

         Plaintiffs and the Defendants collectively.








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         2.   THE LITIGATIONS


                   Beginning on approximately September 12, 1994, certain

         shareholders of Borden, purportedly on behalf of all Borden shareholders, brought twelve putative class action lawsuits in New

         Jersey and Ohio state courts.  The ten lawsuits filed in New

         Jersey have been consolidated under the caption In re Borden, Inc.

         Shareholders Litigation, Master File No. C-139-94.  The Ohio

         actions are captioned Hartman v. Borden, Inc., et al., Dkt. No. 94

         CV-H09-6306, and Jaroslawicz v. Borden, Inc., et al., Dkt. No. 94

         CV-H09-6654.


                   On December 1, 1994, the Class Plaintiffs filed a

         putative class action ostensibly on behalf of all Borden share-

         holders in the United States District Court for the Southern

         District of New York captioned Petersen, et al. v. Borden, Inc.,

         et al., Dkt. No. 94 Civ. 8648, alleging violations of various federal securities laws as well as state law fiduciary duty principles, arising out of the execution of the Merger Agreement,

         as amended, pursuant to which Borden Acquisition Corp., a sub-

         sidiary of an affiliate of Kohlberg Kravis Roberts & Co., L.P.

         ("KKR"), proposes to acquire Borden, beginning with an exchange offer, as set forth in the Offering Circular/Prospectus ("Offering

         Circular") in which shares of Borden common stock will be

         exchanged for shares of RJR Nabisco Holdings Corp. ("RJR") common stock (the Merger Agreement, the Offering Circular, the exchange



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         offer, and all transactions arising from or relating thereto are referred to collectively as the "Transaction.")


         3.   UNDERTAKINGS OF DEFENDANTS

                   In exchange for the dismissal with prejudice of the

         above litigations and for the releases described below, the

         Defendants agree as follows:


                   (a)  Borden Acquisition Corp., or one of its affiliates,

              commits to exercise or to cause the exercise of its option

              (the "Option"), as that term is defined in the Offering

              Circular attached as an exhibit to the Schedule 14D-1 filed with the Securities and Exchange Commission on November 22,

              1994, if Borden Acquisition Corp. purchases at least forty-

              one percent (41%) of the outstanding common stock of Borden

              (on a fully diluted basis) in the proposed exchange offer;


                   (b)  Borden Acquisition Corp. agrees to amend the merger

              agreement to reflect that the exchange rate ratio to be fixed in accordance with the terms of the Offering Circular shall remain constant for up to twenty (20) business days following

              December 20, 1994, should Borden Acquisition Corp. extend the exchange offer beyond that date;


                   (c)  Defendants agree to publish to Borden shareholders

              certain items of additional disclosure as agreed to among the





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              parties, which disclosures were reflected in a supplement to the Offering Circular dated December 7, 1994;


                   (d)  Defendants agree that if shares of Borden common

              stock are acquired pursuant to the exchange offer, Borden

              Acquisition Corp. or one of its affiliates will commit that for so long as KKR and its affiliates retain majority voting control of Borden it will cause Borden's Board of Directors to include up to two (2) independent directors until such

              time as the merger is completed as contemplated in the

              agreement and plan of merger relating to the Transaction; and


                   (e)  The parties agree that Defendants have afforded

              counsel for Class Plaintiffs an opportunity to meet with

              Lazard Freres & Co. and CS First Boston Group, Inc. to make full and unrestricted inquiries regarding, among other sub-

              jects, the financing of the Transaction, Borden's prospect as an independent company, and the nature of the expressions of interest regarding the sale of Borden, including communica-

              tions received from Japonica Partners and others, and that such meeting has occurred.


         4.   RELEASES


                   The Class Plaintiffs, on behalf of all Borden share-

         holders, shall release all defendants from any and all claims,

         asserted and unasserted, based on state or federal law (including



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         principles of common law), arising from or related to the Trans-

         action.  It is expressly understood that the scope of the

         releases, which will be set forth with greater specificity in the stipulation of settlement submitted for court approval, is intended to be as broad as possible and to release any and all claims against Defendants which were brought or could have been brought relating in any way to the Transaction or the terms thereof, including, without limitation, as described in the

         Offering Circular, the Schedule 14D-1 and the Schedule 14D-9.  The

         released claims include, without limitation:  (i) all claims asserted in the Litigations; (ii) all claims under state or federal law relating to the accuracy or adequacy of any disclo-

         sures made by Defendants or any of them, including the Offering

         Circular, the Schedule 14D-1, the Schedule 14-9, and all amend-

         ments and supplements thereto and documents incorporated by ref-

         erence therein; (iii) all claims under state or federal law relating to RJR's potential participation in an acquisition of

         Borden and the initial public offering of Nabisco stock the reg-

         istration statement for which was filed on October 28, 1994; (iv)

         all claims under state or federal law relating to the Option; (v)

         all claims under state or federal law relating to the fees paid or payable or expenses reimbursed or reimbursable to KKR as disclosed in the Offering Circular; (vi) all claims under state or federal law regarding opinions issued by, or fees paid or payable to the investment bankers; (vii) all claims under state or federal law



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         relating to any efforts to sell Borden from the date of the inception of such efforts to the date on which a settlement stipulation is executed; and (viii) all claims under state or federal law relating to the Merger Agreement.  Said releases shall extend, without limitation, to all officers, directors, agents,

         employees, investment bankers, and actual or alleged controlling persons of Defendants.


         5.   ATTORNEY'S FEES


                   Defendants agree not to oppose an application for

         attorney's fees and expenses by Plaintiffs' Counsel of up to $3.2 million.


         6.   STIPULATION OF SETTLEMENT AND DISMISSAL


                   Class Plaintiffs will conduct reasonable confirmatory

         discovery to be scheduled by the Parties.  The Parties agree that as soon as practicable thereafter they will submit a stipulation of settlement with releases to the appropriate court.  Class

         Plaintiffs represent that they will (a) seek certification of a class for settlement purposes on a non-opt out basis, and (b) take all appropriate actions to secure final orders dismissing with prejudice the complaints in all of the above referenced litiga-

         tions, without fees or costs, except as otherwise provided for herein.





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         7.   NO ADMISSION OF LIABILITY


                   All Parties specifically agree and acknowledge that this

         Agreement, the terms hereof, the final settlement agreement con-

         templated hereby and the terms thereof, shall not be deemed an admission of liability of any sort by any Party to this Agreement.


         8. CONTINGENCY


                   This Agreement is fully contingent on Borden Acquisition

         Corp. purchasing shares of Borden common stock in the exchange offer.


         9.   REPRESENTATION OF COUNSEL


                   Counsel for the undersigned parties represent that they

         have complete authority from their respective clients to sign this

         Agreement, which shall be binding on their respective clients.


         UNDERSTOOD AND AGREED:


                                  WACHTELL LIPTON ROSEN & KATZ



                                  /s/ Wachtell, Lipton, Rosen & Katz
                                  As attorneys for Borden, Inc.,
                                  Ervin Shames, Frank J. Tasco,
                                  Frederick E. Hennig, Wilbert J. Lemelle,
                                  Robert P. Luciano, H. Barclay Morley,
                                  John E. Sexton, and Patricia
                                    Carry Stewart






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                                  DAVIS POLK & WARDWELL



                                  /s/ Davis Polk & Wardwell
                                  As attorneys for RJR Nabisco
                                    Holdings Corp.
                                  Charles M. Harper, Stephen R. Wilson,
                                  Robert S. Roath, H. John Greeniaus, James
                                  W. Johnston, James H. Greene, Jr., Henry
                                  R. Kravis, Paul E. Raether, Lawrence R.
                                  Ricciardi, Clifton S. Robbins, George R.
                                  Roberts, and Scott M. Stuart


                                  SIMPSON THACHER & BARTLETT



                                  /s/ Simpson Thacher & Bartlett
                                  As attorneys for Kohlberg Kravis
                                  Roberts & Co., L.P.


                                  PAUL WEISS RIFKIND WHARTON & GARRISON



                                  /s/ Paul Weiss Rifkind Wharton & Garrison
                                  As attorneys for Lazard Freres & Co.


                                  CRAVATH SWAINE & MOORE



                                  /s/ Cravath Swaine & Moore
                                  As attorneys for CS First Boston Group,
                                    Inc.


                                  ABBEY & ELLIS



                                  /s/ Abbey & Ellis
                                  As attorneys for Class Plaintiffs





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